Exhibit 20.1
Map of the Company’s Parcels in
Downtown Providence, Rhode Island
     The map in Form 10-K is a plan of a portion of downtown Providence, Rhode Island, which indicates those parcels owned by the Company in that area known as “Capital Center” and immediately adjacent thereto. A legend contains the Parcel Number, the Parcel Size and the Development on the Parcels as follows:

Parcel No.	Square Feet
Capital Center	Parcel Size	Development on Parcels

2A&B	56,700	17 and 19 Story Condo Buildings Under Construction — 307,000 gross square feet
2C	35,300	13 Story Office Building Under Construction — 325,000 gross square feet
3S	48,000	13 Story Office Building — 235,000 gross square feet
3W	35,000
3E	24,000
4W	46,000
4E	22,000
5	54,000	8 Story Apartment Building — 454,000 gross square feet
6	276,000	2 4 Story Residential Buildings Under Construction — 300,000 gross square feet
7A	76,000	330 Car Public Parking Garage
8	36,000	4 Story Office Building — 114,000 gross square feet
9	72,000	10 Story Office Building — 210,000 gross square feet

Outside Capital Center

20	26,600	3-4 Story Historic Building in southwest corner of lot — 18,000 gross square feet